Exhibit 99.1

Investor Relations	Company Contact
Don Weinberger	Leah Berkovits
Wolfe Axelrod Weinberger Assoc.	Savient Pharmaceuticals, Inc.
212-370-4500	732-418-9300

FOR IMMEDIATE RELEASE

SAVIENT PHARMACEUTICALS, INC. ANNOUNCES SIM FASS,
CHAIRMAN AND CEO, TO RETIRE

EAST BRUNSWICK, N.J. — May 21, 2004 — Savient Pharmaceuticals, Inc. (NASDAQ:SVNT) today announced that Sim Fass, Chairman and Chief Executive Officer, has notified the Company’s Board of Directors of his intention to retire as Chairman and Chief Executive Officer of Savient, effective at the close of the 2004 annual meeting of stockholders.  Dr. Fass will be nominated for election as a director at the 2004 annual meeting of stockholders.

The Company also announced that Christopher Clement, President and Chief Operating Officer, will succeed Dr. Fass as Chief Executive Officer of Savient following the 2004 annual meeting of stockholders.  Mr. Clement joined the Company in May 2002.  He will be nominated for election as a director at the 2004 annual meeting of stockholders.

“I wish to thank my colleagues and friends and our shareholders for the trust they placed in me during my twenty-one years of tenure at Savient,” Dr. Fass stated.  “It has been a challenge and an honor to work with a superb team of professional individuals, in the United States and at our overseas subsidiaries, who are so committed to bringing health care solutions and better quality of life to others.”

“Chris and I have worked closely together for the past two years and I have every confidence that he will be successful in building on the accomplishments of the past and furthering the goals of the Company,” Dr. Fass added.  “I look forward to continuing my association with him and Savient as a member of the Board.”

Mr. Clement commented, “On behalf of all of us at Savient, I would like to thank Sim for his dedicated leadership and guidance over the past two decades, and for his many contributions to the growth of our Company.  We look forward to his further contributions to the Company as a member of the Board.  We wish him continued good health and prosperity in his retirement.”

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals, Inc. is engaged in developing, manufacturing, and marketing pharmaceutical products that address unmet medical needs in both niche and wider markets.  Products marketed by Savient’s sales force in the United States are Oxandrin® (oxandrolone, USP) and Delatestryl® (testosterone enanthate).  The Company’s subsidiary, Rosemont Pharmaceuticals Limited, develops, manufactures, and markets through its own sales force oral liquid formulations of prescription products for the UK pharmaceutical market.  The Company’s Israeli subsidiary, Bio-Technology General (Israel) Ltd., manufactures and markets in Israel Bio-Tropin™ (recombinant human growth hormone), BioLon® (sodium hyaluronate), Bio-Hep-B® (hepatitis B vaccine), and Arthrease™ (sodium hyaluronate for osteoarthritis).  Products marketed by Savient’s licensees are Mircette® (oral contraceptive), and BioLon® in the United States, and Bio-Tropin™, BioLon®, Bio-Hep-B®, Silkis® (vitamin D derivative), and recombinant human insulin, in international markets.  Savient’s news releases and other information are available on the Company’s website at www.savientpharma.com.

Arthrease is a trademark of DePuy Orthopaedics, Inc., except in Israel, where it is owned by Bio-Technology General (Israel) Ltd., Savient’s wholly owned subsidiary; Mircette is a registered trademark of Organon, Inc.

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Statements in this news release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under the Federal Securities Laws.  Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  Such risks, uncertainties and factors include, but are not limited to, the timing of the introduction of a generic version of Oxandrin, changes and delays in product development plans and schedules, changes and delays in product approval and introduction, customer acceptance of new products, development, introduction, or consumer acceptance of competing products, changes in pricing or other actions by competitors, patents owned or licensed by the Company and its competitors, changes in healthcare reimbursement, risk of operations in Israel, risk of product or other litigation liability, governmental regulation, dependence on third parties to manufacture products and commercialize products, and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission